Exhibit 99.1
NRG Energy, Inc. Reports Record Full Year 2009 and
Fourth Quarter Results
Full-Year 2009 Financial Highlights
•	$2,618 million of adjusted EBITDA, net of MtM impacts — up 14% from 2008

•	$1,862 million of adjusted cash from operating activities — up 26% from 2008

•	$941 million of net income and $3.44 per diluted common share

•	$500 million of common stock (19.3 million shares) repurchased during the year
Fourth Quarter Financial Highlights
•	$489 million of adjusted EBITDA, net of MtM impacts

•	$33 million of net income and $0.11 per diluted common share

•	$3,794 million of liquidity as of December 31, 2009, including $2,304 million in cash

•	$181 million payment of NRG Common Stock Finance II (CSF II) facility

•	$200 million pre-payment of debt on the Term Loan B Facility
Announcing 2010 Capital Allocation Plan and Updating 2010 Guidance:
•	Launching 2010 Capital Allocation Plan with $180 million share buy back, in line with commitment of 3% of market capitalization

•	Reaffirming 2010 EBITDA guidance of $2,200 million and increasing cash flow from operations guidance by $75 million to $1,425 million
PRINCETON, NJ; February 23, 2010—NRG Energy, Inc. (NYSE: NRG) for the year end December 31, 2009, reported net income of $941 million, or $3.44 per diluted common share, compared to $1,225 million, or $4.43 per diluted common share, for the full year 2008. Income from continuing operations before income taxes was $97 million lower in 2009 than in 2008 as contributions from the wholesale business declined in 2009, primarily due to a decrease of $776 million of pre-tax mark-to-market gains and $199 million lower contract amortization revenue. 2009 results benefited from the Reliant Energy acquisition as the segment generated $966 million of pre-tax income during the eight months ended December 31, 2009. Non-recurring operating expenses during 2009 included $31 million of Exelon defense costs and $54 million of transaction and integration costs associated with the Company’s acquisition of Reliant Energy.
For the quarter ended December 31, 2009, the Company reported net income of $33 million, or $0.11 per diluted common share, compared to $271 million, or $0.97 per diluted common share, for the fourth quarter last year. The current quarter’s income from continuing operations before income taxes of $147 million benefited from Reliant Energy’s contribution of $159 million in pre-tax income, which included $274 million of pre-tax mark-to-market gains on economic hedges. Fourth quarter 2008 net income was $481 million, which benefited from $360 million of pre-tax net mark-to-market gains on economic hedges. Included in the current quarter’s results is a $12 million pre-tax charge associated with the planned cancellation of the pollution control equipment project at Indian River unit 3.
Plant operational performance was strong during the fourth quarter 2009 as the Company’s coal assets realized an overall 90% equivalent availability factor and increased production due to improved market conditions compared to earlier in the year. Highlighting this quarter’s plant performance was the Limestone facility, which ran without incident during the quarter. For 2009, NRG’s coal plants performed above the industry’s top quartile level for safety and availability and posted the second best year for operating performance in the Company’s history. During 2009 the Huntley generating station in Western New York led NRG’s coal assets with a 93% equivalent availability factor.
“2009 was a record year for NRG both in terms of EBITDA and cash flow, which, given the prevailing economic conditions, is a testament to the robustness of our business plan and the skill and dedication of our people,” commented David Crane, NRG President and Chief Executive Officer. “With our strong liquidity and hedge position, we are well situated to pursue the many growth opportunities that will make NRG a leader in the development of the 21st century new energy economy.”
Regional Segment Review of Results
Table 1: Income (Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Twelve Months Ended

Segment	12/31/09	12/31/08	12/31/09	12/31/08

Reliant Energy	(115)	—	172	—
Texas	156	175	865	1,217
Northeast	32	45	294	307
South Central	(1)	(8)	(12)	50
West	8	13	40	51
International	10	10	159	82
Thermal	4	1	10	12
Corporate (1)	(183)	(115)	(597)	(426)

Total, net of MtM Impacts	(89)	121	931	1,293

Add: MtM forward position accruals (2)	35	365	105	536
Less: Prior period MtM reversals (3)	(173)	6	(588)	38
Add: Hedge ineffectiveness(4)	28	1	45	(25)

Total	147	481	1,669	1,766

(1)	Includes interest expense of $138 million and $98 million for the fourth quarter of 2009 and 2008, and $479 million and $364 million for the 12 months ended December 31, 2009 and 2008, respectively; and Exelon defense and Reliant Energy’s Integration costs of $13 million and $8 million for the fourth quarter of 2009 and 2008, respectively, and $85 million and $8 million for the 12 months ended December 31, 2009 and December 31, 2008 respectively.

(2)	Represents net MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.
MtM Impacts of Hedging Activities

The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and to fulfill Reliant Energy’s supply requirements. Although these transactions are predominantly economic hedges of our generation portfolio and load requirements, a portion of these forward sales and purchases are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. During the fourth quarter of 2009, the Company recorded a $236 million forward net MtM gain on our economic hedges driven by $274 million of gains in our Retail segment. In the fourth quarter of 2008, there were $360 million net MtM gains on our economic hedges caused by decreasing power and natural gas prices, including $365 million of unrealized gains on open positions related to economic hedges. For the full year 2009, the Company recognized $738 million of MtM gains with $656 million of these gains associated with the reversal of positions acquired as part of the Reliant Energy acquisition. Our wholesale business recorded MtM gains during the full year 2008 of $473 million as a result of falling power and natural gas prices, of which $536 million were associated with unrealized gains on open positions related to economic hedges on the wholesale portfolio.
Table 2: Adjusted EBITDA, net of MtM impacts

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/09	12/31/08	12/31/09	12/31/08

Reliant Energy	104	—	642	—
Texas	264	270	1,329	1,543
Northeast	77	92	468	475
South Central	25	17	81	145
West	11	17	53	68
International	12	10	59	82
Thermal	8	4	25	28
Corporate	(12)	(7)	(39)	(50)

Adjusted EBITDA, net of MtM(1)	489	403	2,618	2,291

(1)	Excludes net domestic forward MtM gains/(losses), reversal of prior period net MtM gains/(losses), and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
Reliant Energy: During the fourth quarter, Reliant Energy’s adjusted EBITDA, net of MtM impacts was $104 million excluding the $89 million loss associated with the termination of forward positions related to the credit sleeve unwind. The quarter’s margins benefited from colder than normal weather in December in Texas which led to increased customer usage. Total sales to both Commercial and Industrial (C&I) and Mass customers were 12 TWh.
2009 full year adjusted EBITDA, net of MtM impacts for Reliant Energy totaled $642 million as warmer than normal weather during the summer combined with low supply costs drove strong margins in the Mass business. This was partially offset by a decrease in customer count during the eight months ended December 31, 2009. Total Retail revenues were $4,440 million on 38 TWh sold to both C&I and Mass customers. Retail cost of sales totaled $3,442 million, resulting in a Retail gross margin of $998 million, excluding the $89 million loss relating to the credit sleeve unwind. Other operating expenses incurred during the year totaled $356 million and included $98 million of expenses associated with the call center and billing, credit, and collections; $142 million of selling, general and administrative expense; $55 million of gross receipts tax; and $61 million of bad debt expense.
Texas: Adjusted EBITDA, net of MtM impacts for the fourth quarter of 2009 decreased by $6 million to $264 million compared to the fourth quarter of 2008. Lower development costs of $2 million were offset by a $6 million increase in O&M and property tax expenses due to the addition of Cedar Bayou 4 and a full quarter of Elbow Creek operations, and $2 million lower economic gross margin.
Annual adjusted EBITDA, net of MtM impacts decreased by $214 million from 2008 to 2009 to $1,329 million. Average power prices decreased substantially in the Houston zone in 2009 due to lower natural gas prices and heat rates. By comparison, heat rates during 2008 increased from congestion between zones in ERCOT during May and June resulting in very high power prices which benefited our gas-fueled plants. An increase in generation from the gas fleet, mostly due to Cedar Bayou unit 4 which started operations in June of 2009, plus a full year of wind generation from Elbow Creek only partially offset a decline in generation from our coal units at WA Parish and Limestone which were backed down more frequently in 2009 as a result of economic conditions. The combined impact of lower power prices and generation, offset by a decline in fuel costs driven by the lower price of natural gas, resulted in a $174 million decline in energy margins from 2008 to 2009. In addition, emissions sales and ancillary services declined by a combined $17 million largely due to sales of Carbon Financial Instruments in 2008. Operationally, maintenance costs increased at the region’s coal facilities by $20 million due to increased planned maintenance outages.
Northeast: For the fourth quarter, adjusted EBITDA, net of MtM impacts was $77 million, down $15 million compared to the fourth quarter of 2008. Net energy margins were down $8 million impacted by lower power prices and decreased generation. Emissions expense was $8 million higher due to RGGI compliance costs while operating expenses were flat, including the write-off of $12 million due to the planned cancellation of an air pollution control project at Indian River unit 3.
Annual adjusted EBITDA, net of MtM impacts decreased $7 million over the prior year to $468 million. Despite a 31% decrease in generation across the fleet, energy margins increased $63 million as a result of higher hedged prices in 2009 compared to 2008. Offsetting favorable energy margins in 2009 were increased emissions expenses of $22 million due to RGGI compliance, $20 million lower emissions credits sales, and $14 million higher property tax expenses due to lower Empire Zone tax benefits.
South Central: Adjusted EBITDA, net of MtM impacts for the fourth quarter increased by $8 million to $25 million. This was largely driven by increased merchant sale volumes, which led to higher merchant energy margins of $21 million during the quarter. Contracted energy margins decreased $7 million driven by a 12% decrease in load resulting from the expiration of a contract with a regional utility. Operating expenses were greater by $4 million mainly attributable to higher maintenance expenses from an increased length and scope of planned outage work.
On a full year basis, adjusted EBITDA, net of MtM impacts declined $64 million to $81 million from $145 million in 2008. Contributing to the decline in adjusted EBITDA was a 45% lower average realized merchant price of $53 per MWh, which more than offset a sales volume increase of 46% compared to 2008. Also contributing to the comparatively lower results were reduced load requirements, driven by the expiration of a contract with a regional utility, and increased length of scheduled outages. Finally, 2008 results included unrealized gains related to forward energy sales that were delivered in 2009.

Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	December 31, 2009	December 31, 2008

Cash and cash equivalents	$2,304	$1,494
Funds deposited by counterparties	177	754
Restricted cash	2	16

Total Cash	$2,483	$2,264
Letter of credit availability	583	860
Revolver availability	905	1,000

Total Liquidity	$3,971	$4,124
Less: Funds deposited as collateral by hedge counterparties	(177)	(760)

Total Current Liquidity	$3,794	$3,364

For the year ended December 31, 2009 total liquidity, excluding counterparty collateral received, was $3,794 million, a $430 million increase compared to $3,364 million at the end of 2008. The increase of $810 million in cash and cash equivalents was driven by $1,862 million of adjusted cash flow from operations, a $700 million bond issuance on June 5, 2009, and $284 million in proceeds from the sale of MIBRAG. These sources of cash were offset by $734 million of capital expenditures, $500 million of share repurchases, $360 million for the acquisition of Reliant Energy, and repayments of $429 million to the Term Loan B Facility and $181 million settlement of the CSF II facility. During 2009, net letters of credit issued from the Synthetic Letter of Credit Facility increased by $277 million primarily as a result of the Reliant Energy acquisition and unwind of the credit sleeve. The Company issued letters of credit in the amount of $95 million from the Revolving Credit Facility of which $59 million supports the tax exempt bonds issued by Dunkirk Power LLC to help fund environmental capital expenditures at the facility.
Expansion at South Texas Project Update
On February 17, 2010, an agreement in principle was announced among CPS Energy, NRG and its subsidiary Nuclear Innovation in North America (NINA), whereby NINA would acquire control of the STP 3 & 4 project, with an increase in ownership to 92.375% from 50% as part of a settlement of the litigation between the parties. That agreement in principle remains subject to documentation and the attendant risk that one or more significant issues might arise during documentation that could derail the business agreement between the parties.
2009 Share Repurchase Plan
For the year, the Company purchased 19,305,500 shares at a volume weighted average cost of $25.88 per share. During the fourth quarter of 2009, the Company purchased 10,386,400 of its common shares in open market transactions at a volume weighted average cost of $24.05 per share, for a total of $250 million. Since beginning share repurchases in December 2004, the Company has returned an aggregate of $2.4 billion of capital to its common shareholders at a weighted average cost of $23.92 per share.

2010 Capital Allocation Plan
NRG’s Board of Directors approved $180 million of share repurchases for 2010, in line with our commitment of 3% of our market capitalization. This is within the capacity projected to be available under our restricted payment basket. Further, as part of the 2010 Capital Allocation Plan, the Company will invest $241 million in maintenance capital expenditures, $227 million in net environmental expenditures in its existing assets and $598 million, net, in projects under RepoweringNRG. In addition to scheduled debt amortization payments, in the first quarter of 2010, the Company expects to offer its first-lien lenders 50% of the “2009 Excess Cash Flow” as defined in the Company’s Credit Agreement less the $200 million pre-payment made in December of 2009. This amount is currently anticipated to result in an additional payment of approximately $230 million resulting in a total of approximately $430 million of debt reduction payments to the Term Loan B facility.
Outlook for 2010
NRG is reaffirming its 2010 adjusted EBITDA guidance of $2,200 million and increasing cash flow from operations guidance by $75 million to $1,425 million due to reduced federal and state income tax payments. The Company’s environmental capital expenditures are expected to drop significantly as a result of the planned cancellation of the installation of the air quality control systems on unit 3 at Indian River. The $494 million increase in Repowering Investments, net is due to additional investment associated with STP 3&4 stemming from NINA’s proposed increased ownership in the project. The Repowering Investments, net increase includes an $80 million payment to CPS Energy, a $50 million payment from Toshiba, and a $134 million draw on the long lead time facility. This does not include the anticipated proceeds from equity sell downs.
Table 5: 2010 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	02/23/2010	10/29/2009

Wholesale	1,700	1,700
Retail	500	500

Updated adjusted EBITDA guidance, excluding MtM adjustment	2,200	2,200
Interest payments	(628)	(628)
Income tax	(75)	(150)
Collateral payments /working capital/other changes	(72)	(72)

Cash flow from operations	1,425	1,350
Maintenance capital expenditures	(241)	(262)
Preferred dividends	(9)	(9)

Free cash flow before environmental and growth capital	1,175	1,079
Environmental capital expenditures, net	(227)	(281)
Repowering investments, net	(598)	(104)

Free cash flow	350	694

Earnings Conference Call
On February 23, 2010, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity — enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.6 million residential, business, and commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors — Platts Industry Leadership and Energy Company of the Year awards — NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations and free cash flow guidance, the 2010 Capital Allocation Plan, expected earnings, future growth, financial performance, environmental capital expenditures, and nuclear development, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, loan guarantees, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of development projects, and the 2010 Capital Allocation Plan, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and adjusted cash flow from operations, and free cash flows are estimates as of today’s date, February 23, 2010 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.824.6445	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
(In millions except per share amounts)	2009	2008	2009	2008
Operating Revenues
Total operating revenues	$2,141	$1,655	$8,952	$6,885

Operating Costs and Expenses
Cost of operations	1,422	786	5,323	3,598
Depreciation and amortization	224	171	818	649
Selling, general and administrative	159	86	550	319
Acquisition-related transaction and integration costs	8	—	54	—
Development costs	14	17	48	46

Total operating costs and expenses	1,827	1,060	6,793	4,612
Operating Income	314	595	2,159	2,273

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	8	24	41	59
Gains on sales of equity method investments	—	—	128	—
Other income/(loss), net	4	3	(5)	17
Refinancing expenses	(20)	—	(20)	—
Interest expense	(159)	(141)	(634)	(583)

Total other expenses	(167)	(114)	(490)	(507)

Income From Continuing Operations Before Income Taxes	147	481	1,669	1,766
Income tax expense	114	210	728	713

Income From Continuing Operations	33	271	941	1,053
Income from discontinued operations, net of income taxes	—	—	—	172

Net Income	33	271	941	1,225
Less: Net loss attributable to noncontrolling interest	—	—	(1)	—

Net Income attributable to NRG Energy, Inc.	33	271	942	1,225
Dividends for preferred shares	6	14	33	55

Income Available for Common Stockholders	$27	$257	$909	$1,170

Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	242	233	246	235
Income from continuing operations per weighted average common share — basic	$0.11	$1.10	$3.70	$4.25

Income from discontinued operations per weighted average common share — basic	—	—	—	0.73

Net Income per Weighted Average Common Share — Basic	$0.11	$1.10	$3.70	$4.98
Weighted average number of common shares outstanding — diluted	244	276	271	275
Income from continuing operations per weighted average common share — diluted	$0.11	$0.97	$3.44	$3.80
Income from discontinued operations per weighted average common share — diluted	—	—	—	0.63

Net Income per Weighted Average Common Share — Diluted	$0.11	$0.97	$3.44	$4.43

Amounts Attributable to NRG Energy, Inc.:
Income from continuing operations, net of income taxes	$33	$271	942	1,053
Income from discontinued operations, net of income taxes	—	—	—	172

Net Income	$33	$271	$942	$1,225

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009	2008
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,304	$1,494
Funds deposited by counterparties	177	754
Restricted cash	2	16
Accounts receivable — trade, less allowance for doubtful accounts of $29 and $3	876	464
Current portion of note receivable— affiliate and capital leases	32	68
Inventory	541	455
Derivative instruments valuation	1,636	4,600
Cash collateral paid in support of energy risk management activities	361	494
Prepayments and other current assets	279	147

Total current assets	6,208	8,492

Property, Plant and Equipment
In service	14,083	13,084
Under construction	533	804

Total property, plant and equipment	14,616	13,888
Less accumulated depreciation	(3,052)	(2,343)

Net property, plant and equipment	11,564	11,545

Other Assets
Equity investments in affiliates	409	490
Note receivable — affiliate and capital leases, less current portion	504	435
Goodwill	1,718	1,718
Intangible assets, net of accumulated amortization of $648 and $335	1,777	815
Nuclear decommissioning trust fund	367	303
Derivative instruments valuation	683	885
Other non-current assets	148	125

Total other assets	5,606	4,771

Total Assets	$23,378	$24,808

	As of December 31,
	2009	2008
	(In millions)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$571	$464
Accounts payable — trade	693	447
Accounts payable — affiliates	4	4
Derivative instruments valuation	1,473	3,981
Deferred income taxes	197	201
Cash collateral received in support of energy risk management activities	177	760
Accrued interest expense	207	178
Other accrued expenses	298	215
Other current liabilities	142	331

Total current liabilities	3,762	6,581

Other Liabilities
Long-term debt and capital leases	7,847	7,697
Nuclear decommissioning reserve	300	284
Nuclear decommissioning trust liability	255	218
Postretirement and other benefit obligations	287	277
Deferred income taxes	1,783	1,190
Derivative instruments valuation	387	508
Out-of-market contracts	294	291
Other non-current liabilities	519	392

Total non-current liabilities	11,672	10,857

Total Liabilities	15,434	17,438

3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
4% convertible perpetual preferred stock; $0.01 par value; 154,057 shares issued and outstanding at December 31, 2009 (at liquidation value of $154, net of issuance costs) and 420,000 shares issued and outstanding at December 31, 2008 (at liquidation value of $420, net of issuance costs)	149	406
5.75% convertible perpetual preferred stock; $0.01 par value, 1,841,680 shares issued and outstanding at December 31, 2008 (at liquidation value of $460, net of issuance costs)	—	447
Common stock; $0.01 par value; 500,000,000 shares authorized; 295,861,759 and 263,599,200 shares issued and 253,995,308 and 234,356,717 shares outstanding at December 31, 2009 and 2008	3	3
Additional paid-in-capital	4,948	4,350
Retained earnings	3,332	2,423
Less treasury stock, at cost - 41,866,451 and 29,242,483 shares at December 31, 2009 and 2008	(1,163)	(823)
Accumulated other comprehensive income	416	310
Noncontrolling interest	12	7

Total Stockholders’ Equity	7,697	7,123

Total Liabilities and Stockholders’ Equity	$23,378	$24,808

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2009	2008
	(In millions)
Cash Flows from Operating Activities
Net income	$941	$1,225
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(41)	(44)
Depreciation and amortization	818	649
Provision for bad debts	61	—
Amortization of nuclear fuel	36	39
Amortization of financing costs and debt discount/premiums	44	37
Amortization of intangibles and out-of-market contracts	153	(270)
Amortization of unearned equity compensation	26	26
Loss/(gain) on disposals and sales of assets	17	25
Impairment charges and asset write downs	—	23
Changes in derivatives	(225)	(484)
Changes in deferred income taxes and liability for unrecognized tax benefits	689	762
Gain on sales of equity method investments	(128)	—
Gain on sale of discontinued operations	—	(273)
Gain on sale of emission allowances	(4)	(51)
Gain recognized on settlement of pre-existing relationship	(31)	—
Changes in nuclear decommissioning trust liability	26	34
Changes in collateral deposits supporting energy risk management activities	127	(417)
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects
Accounts receivable, net	88	1
Inventory	(83)	(5)
Prepayments and other current assets	26	(7)
Accounts payable	(176)	(31)
Option premiums collected	(282)	268
Accrued expenses and other current liabilities	48	(6)
Other assets and liabilities	(24)	(22)

Net Cash Provided by Operating Activities	2,106	1,479

Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(427)	—
Capital expenditures	(734)	(899)
Increase in restricted cash, net	14	13
(Increase)/decrease in notes receivable	(22)	10
Decrease in trust fund balances	—	—
Purchases of emission allowances	(78)	(8)
Proceeds from sale of emission allowances	40	75
Investments in nuclear decommissioning trust fund securities	(305)	(616)
Proceeds from sales of nuclear decommissioning trust fund securities	279	582
Proceeds from sale of assets, net	6	14
Proceeds from sale of equity method investment	284	—
Equity investment in unconsolidated affiliate	(6)	(84)
Purchases of securities	—	—
Proceeds from sale of discontinued operations and assets, net of cash divested	—	241
Other	(5)	—

Net Cash Used by Investing Activities	(954)	(672)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(33)	(55)
Net payments to settle acquired derivatives that include financing elements	(79)	(43)
Payment for treasury stock	(500)	(185)
Installment proceeds from sale of noncontrolling interest in subsidiary	50	50
Payment to settle CSF I CAGR	—	(45)
Proceeds from issuance of common stock, net of issuance costs	2	9
Proceeds from issuance of long-term debt	892	20
Payment of deferred debt issuance costs	(31)	(4)
Payments for short and long-term debt	(644)	(234)

Net Cash Used by Financing Activities	(343)	(487)

Change in cash from discontinued operations	—	43
Effect of exchange rate changes on cash and cash equivalents	1	(1)

Net Increase in Cash and Cash Equivalents	810	362
Cash and Cash Equivalents at Beginning of Period	1,494	1,132

Cash and Cash Equivalents at End of Period	$2,304	$1,494

Appendix Table A-1: Fourth Quarter 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	159	162	(12)	1	8	7	2	(294)	33

Plus:
Income Tax	—	—	—	—	—	3	—	111	114
Interest Expense	5	(12)	14	10	—	2	1	149	169
Amortization of Finance Costs	—	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium)	—	—	—	2	—	—	—	2	4
Depreciation Expense	52	119	30	17	2	—	3	1	224
ARO Accretion Expense	—	—	1	—	1	—	—	—	2
Amortization of Power Contracts	98	(8)	—	(3)	—	—	—	—	87
Amortization of Fuel Contracts	(25)	4	—	—	—	—	—	—	(21)
Amortization of Emission Allowances	—	9	—	—	—	—	—	—	9

EBITDA	289	274	33	27	11	12	6	(25)	627
Early termination of CSRA	89	(4)	—	—	—	—	—	—	85
Exelon Defense Costs	—	—	—	—	—	—	—	—	—
Reliant Energy Transaction and Integration Costs	—	—	—	—	—	—	—	13	13

Adjusted EBITDA	378	270	33	27	11	12	6	(12)	725
Less: MtM forward position accruals	67	(2)	(32)	2	1	—	(1)	—	35
Add: Prior period MtM reversals	(207)	21	11	—	1	—	1	—	(173)
Less: Hedge Ineffectiveness	—	29	(1)	—	—	—	—	—	28

Adjusted EBITDA, excluding MtM	104	264	77	25	11	12	8	(12)	489

Appendix Table A-2: Fourth Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	285	80	(8)	13	6	5	(110)	271

Plus:
Income Tax	211	—	—	—	4	—	(5)	210
Interest Expense	13	14	13	1	—	1	90	132
Amortization of Finance Costs	—	—	—	—	—	—	5	5
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	117	32	17	2	—	2	1	171
ARO Accretion Expense	1	1	—	1	—	—	—	3
Amortization of Power Contracts	(40)	—	(5)	—	—	—	—	(45)
Amortization of Fuel Contracts	(6)	—	—	—	—	—	—	(6)
Amortization of Emission Allowances	10	—	—	—	—	—	—	10

EBITDA	591	127	17	17	10	8	(15)	755
Exelon Defense Costs	—	—	—	—	—	—	8	8

Adjusted EBITDA	591	127	17	17	10	8	(7)	763
Less: MtM forward position accruals	322	39	—	—	—	4	—	365
Add: Prior period MtM reversals	4	2	—	—	—	—	—	6
Less: Hedge Ineffectiveness	3	(2)	—	—	—	—	—	1

Adjusted EBITDA, excluding MtM	270	92	17	17	10	4	(7)	403

Appendix Table A-3: Year-to-date December 31, 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant
(dollars in millions)	Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	966	673	291	(41)	40	150	8	(1,145)	942

Plus:
Income Tax	—	171	—	—	—	9	—	548	728
Interest Expense	34	4	54	42	2	8	5	460	609
Amortization of Finance Costs	1	—	—	—	—	—	—	30	31
Amortization of Debt (Discount)/Premium	—	—	—	6	—	—	—	8	14
Depreciation Expense	137	472	118	67	8	—	10	6	818
ARO Accretion Expense	—	3	2	—	3	—	—	—	8
Amortization of Power Contracts	258	(57)	—	(22)	—	—	—	—	179
Amortization of Fuel Contracts	(49)	7	—	—	—	—	—	—	(42)
Amortization of Emission Allowances	—	38	—	—	—	—	—	—	38

EBITDA	1,347	1,311	465	52	53	167	23	(93)	3,325
Early Termination of CSRA	89	(4)	—	—	—	—	—	—	85
Exelon Defense Costs	—	—	—	—	—	—	—	31	31
Reliant Energy Transaction and Integration Expenses	—	—	—	—	—	—	—	54	54
Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20
Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)
Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)

Adjusted EBITDA	1,436	1,307	465	52	53	59	23	(39)	3,356
Less: MtM forward position accruals	138	(43)	38	(29)	—	—	1	—	105
Add: Prior period MtM reversals	(656)	26	39	—	—	—	3	—	(588)
Less: Hedge Ineffectiveness	—	47	(2)	—	—	—	—	—	45

Adjusted EBITDA, excluding MtM	642	1,329	468	81	53	59	25	(39)	2,618

Appendix Table A-4: Year-to-date December 31, 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	911	390	50	51	235	16	(428)	1,225

Plus:
Income Tax	692	—	—	—	19	—	2	713
Interest Expense	100	56	51	6	—	6	333	552
Amortization of Finance Costs	—	—	—	—	—	—	22	22
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	9	9
Depreciation Expense	451	109	67	8	—	10	4	649
ARO Accretion Expense	3	3	—	3	—	—	—	9
Amortization of Power Contracts	(255)	—	(23)	—	—	—	—	(278)
Amortization of Fuel Contracts	(13)	—	—	—	—	—	—	(13)
Amortization of Emission Allowances	40	—	—	—	—	—	—	40

EBITDA	1,929	558	145	68	254	32	(58)	2,928
Exelon Defense Costs	—	—	—	—	—	—	8	8
(Income)/loss from Discontinued Operations	—	—	—	—	(172)	—	—	(172)

Adjusted EBITDA	1,929	558	145	68	82	32	(50)	2,764
Less: MtM forward position accruals	436	96	—	—	—	4	—	536
Add: Prior period MtM reversals	25	13	—	—	—	—	—	38
Less: Hedge Ineffectiveness	(25)	—	—	—	—	—	—	(25)

Adjusted EBITDA, excluding MtM	1,543	475	145	68	82	28	(50)	2,291

Appendix Table A-5: Full Year 2009 Adjusted Cash Flow from Operating Activities Reconciliation
The following table summarizes the calculation of adjusted Cash Flow from Operations and provides a reconciliation to Cash from Operations

Year ended
December 31,
(dollars in millions)	2009

Cash Flow from Operating Activities	2,106
Less: Cash receipts from termination of hedges associated with CSRA unwind	(165)
Less: Reclassifying of payment of Financing Element of Acquired Derivatives	(79)

Adjusted Cash Flow from Operating Activities	1,862
EBITDA, adjusted EBITDA and adjusted EBITDA, net of MtM impacts are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted EBITDA, net of MtM impacts should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, write downs and gains or losses on the sales of equity method investments; Exelon defense costs, and Texas retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations exclusive of the nonrecurring benefit from net cash proceeds from the termination of positions associated with unwind of the Merrill Lynch credit sleeve in October 2009. In addition, NRG provides a reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on adjusted cash flow from operating activities or free cash flow as a measure of cash available for discretionary expenditures. In addition, in evaluating adjusted cash flow or free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustment in this news release.